Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JUNE CASH DISTRIBUTION

DALLAS, Texas, June 18, 2019 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.039700 per unit, payable on July 15, 2019, to unit holders of record on June 28, 2019.

This month’s distribution increased from the previous month due primarily to an increase of oil production and gas production. This reflects the production month of April. Oil pricing increased, offset by a decline in pricing for gas on the Waddell Ranch. Capital Expenditures declined to reflect less activity due to the completion of drilling of the additional wells on the Waddell Ranch Properties. Lease Operating Expenses (LOE) for the Waddell Ranch properties increased this month to reflect the resulting additional work being performed. The Texas Royalty Properties saw an increase in the production of oil and gas, primarily due to the timing of receipt of payment of certain revenue due to some changes in lease operators. This was in addition to an increase in pricing for oil and gas production for the Texas Royalty Properties.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 51,588 barrels of oil and 266,216 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was 13,515 barrels of oil and 70,218 Mcf of gas. The average price for oil was $62.05 per bbl and for gas was $2.09 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,757,784. Deducted from these would be the Lease Operating Expense (LOE) of $2,020,254, taxes of $265,776 and Capital Expenditures (CAPEX) of $217,390 totaling $2,503,420 resulting in a Net Profit of $1,254,364 for the month of May. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $940,773 to this month’s distribution.

ConocoPhillips has advised the Trust of the 2019 budget for the Waddell Ranch reflecting 2 new drill wells into the Wolfcamp formation at an estimated $2.5 million, gross, ($1.2 million net to the Trust), including $1.7 million, gross, ($.8 million net to the trust), of 2018 carryover budget, anticipated to be completed in early 2019. Also, base well work of $1.6 million, gross, ($0.7 million net to the trust) and facilities work of $4.2 million, gross, ($1.8 million net to the Trust) bringing a total of $6.6 million, gross, ($2.97 million to the trust) of drilling and projects for 2019. There are no recompletions planned for the year of 2019.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	51,588	266,216	13,515	70,218	*	$62.05	$2.09	**
Texas Royalties	20,794	23,871	17,963	20,613	*	$58.35	$6.60	**

Prior Month
Waddell Ranch	52,548	274,457	12,051	64,726	*	$56.15	$2.41	**
Texas Royalties	20,236	11,913	17,096	10,063	*	$51.88	$6.50	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 20,794 barrels of oil and 23,871 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,963 barrels of oil and 20,613 of gas. The average price for oil was $58.35 per bbl and for gas was $6.60 per Mcf. This would primarily reflect production and pricing for the month of April for oil and the month of March for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,370,798. Deducted from these were taxes of $168,193 resulting in a Net Profit of $1,202,605 for the month of May. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $1,142,474.97 to this month’s distribution.

General and Administrative Expenses deducted for the month were $234,057 resulting in a distribution of $1,850,400 to 46,608,796 units outstanding, or $0.039700 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian’s cash distribution history, current and prior year financial reports, including a summary of reserves as of 1/1/2019, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on its website at http://www.pbt-permian.com/.

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Contact:                Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839